Exhibit 4.2

DATEK ONLINE HOLDINGS CORP.

1998 STOCK OPTION PLAN

(As Amended and Restated Effective as of September 9, 2002)

DATEK ONLINE HOLDINGS CORP.

1998 STOCK OPTION PLAN
(As Amended and Restated Effective as of September 9, 2002)

1. Purpose and General Information.

A.	The purposes of the Datek Online Holdings Corp. 1998 Stock Option Plan (the “Plan”) are:

•	to induce certain employees, directors and consultants to remain in the employ or service of Datek Online Holdings Corp. (“Datek”) and its present and future subsidiary corporations (each a “Subsidiary”). The terms in quotes are defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code.”)

•	to attract new individuals to accept employment or service with Datek and Subsidiaries and to encourage them to own Datek stock.

B.	The Company, defined below, believes that the granting of stock options (the “Options”) under the Plan will benefit the Company in several ways. Options will help to retain management. Options create incentives for good performance on the job. Employees with Options should be more interested in the Company’s doing well, which in turn should increase the value of their Options.

C.	Two kinds of Options can be granted under the Plan. One kind is called an “incentive stock option” (another term that is defined in the Code, specifically Section 422(b) of the Code.) The other kind is called a “non-qualified stock option”.) Which kind of Option is being granted is decided by the Committee (the “Committee”) referred to in Section 4 below at the time the Option is granted. The Committee can grant one, the other, or both kinds of Options to any person eligible to have Options under the Plan.

Pursuant to an agreement and plan of merger (the “Merger Agreement”), Datek became a subsidiary of a newly formed corporation, Ameritrade Holding Corporation (“Ameritrade” or the “Company”) effective as of September 9, 2002 (the “Restatement Date”) and as of the Restatement Date Ameritrade assumed the Plan, and all outstanding obligations hereunder. The following provisions constitute an amendment, restatement and continuation of the Plan as of the Restatement Date.

2. Effective Date of the Plan.

     The Plan became effective on March 25, 1998 by action of the Board of Directors of Datek ratified by the holders of all of the issued and outstanding shares of the common stock of Datek.

3. Stock Subject to Plan.

     A total of 8,875,704 shares of the authorized but unissued shares of the Common Stock, $.01 par value, of the Company (the “Common Stock”) are reserved for issuance under the Plan. The Company has the right to reduce this reserve, but to do so it has to buy the same number of shares of Common Stock and put them aside for issuance when Options are exercised. If an Option expires, or terminates for any reason, before it is fully exercised, the shares that were reserved against its exercise will become available as a reserve for other Options.

4. Committee.

     The Committee shall consist of the Compensation Committee of the Board of Directors of the Company (the “Board”) or such other committee of the Board as may be determined by the Board from time to time.

5. Administration.

The Committee shall have complete authority and discretion to do the following:

•	Interpret the provisions of the Plan.

•	Prescribe, amend and rescind rules and regulations relating to the Plan.

•	Determine the terms and provisions of option agreements or certificates issued to a person to whom an Option is granted (a “Participant”) which may be different for different Participants.

•	Determine who shall be granted an Option and the terms of each one, including when each Option is to be granted, the number of shares subject to it, its exercise price, the time or times when it becomes exercisable, the time it expires, and whether it is an incentive stock option or a non-qualified stock option.

•	Make all other determinations necessary or advisable for the administration of the Plan.

The Committee’s authority to take the above actions is limited only by the express provisions of this Plan. Factors considered by the Committee in deciding whether to grant Options and the terms on which Options are granted may include: The nature of the services rendered to the Company and Subsidiaries, present and potential contributions to the success of the Company and Subsidiaries, and any other factors as the Committee considers relevant. The Committee’s determination on the matters referred to in this Section 5 shall be conclusive. Any dispute or disagreement which may arise under or as a result of or with respect to any Option shall be determined by the Committee, in its sole discretion, and any interpretations by the Committee of the terms of any Option shall be final, binding and conclusive.

6. Eligibility.

     An Option may be granted only to (i) an employee or consultant of the Company or a Subsidiary, (ii) a director of the Company who is not employed by the Company or any of the Subsidiaries (a “Non-Employee Director”) and (iii) an employee of a corporation or other business enterprise which has been acquired by the Company or a Subsidiary who holds options to purchase the acquired company’s stock, if the Company has agreed to assume those options.

7. Option Prices.

A.	Incentive Stock Options (“ISO”). The exercise price per share of any ISO shall be the price determined by the Committee, which shall not be less than 100% of the fair market value of a share of Common Stock on the date of grant (not less than 110% of fair market value for an ISO granted to a “Ten Per Cent Participant,” that is, a Participant who owns more than 10% of the total voting power of all shares of Common Stock, ownership being determined under Section 424(d) of the Code.).

B.	Non-Qualified Stock Options (“NQO”). The exercise price per share of any NQO shall be the price determined by the Committee which shall not be less than 90% of the fair market value of a share of the Common Stock on the date of the grant (not less than 100% of fair market value for an NQO granted to a person who is, or in the judgment of the Committee may reasonably be expected to become, a “covered employee” within the meaning of Section 162(m)(3) of the Code.)

C.	Exception. The minimum exercise prices in paragraphs A. and B. above shall not apply in the case of Options granted in exchange for options of an acquired company, as provided in Section 17.

D.	Fair Market Value. For purposes of the Plan, the “Fair Market Value” of a share of Common Stock as of any date shall be the closing market composite price for such Common Stock as reported on NASDAQ on that date or, if Common Stock is not traded on that date, on the next preceding date on which Common Stock was traded.

8. Option Term.

     Except as otherwise determined by the Committee, each Option granted under the Plan shall have a term of five years from the date of grant. The maximum term of any Option granted under the Plan shall be ten years from date of grant (five years maximum for an incentive stock Option granted to a Ten Per Cent Participant.)

9. Limitations on Amount of Options Granted.

A.	Except as otherwise provided in Section 17, the maximum fair market value of Common Stock subject to ISOs granted to any Participant that become exercisable within a single calendar year is $100,000. This applies both to ISOs granted under this Plan and incentive stock options granted under any other stock option plan the Company may have.

B.	Except as otherwise provided in Section 17, no Participant shall, during any fiscal year of the Company, be granted Options to purchase more than 887,570 shares of the Common Stock.

10. Vesting and Exercise of Options.

A.	Vesting. Except as otherwise provided in Section 17 or as otherwise determined by the Committee at the time of grant, an Option shall vest (and become a “Vested Option”) with respect to thirty-three and one-third percent (33-1/3%) of the total number of shares of Common Stock covered by the Option on each of the first three (3) anniversaries of the day before the date of grant. The Participant must be in the employ or service of the Company or a Subsidiary on any scheduled date of vesting, otherwise vesting will not occur. Any fractional number of shares of Common Stock resulting from the application of the foregoing percentages shall be rounded to the next higher whole number of shares of Common Stock.

B.	Exercisability. Except as otherwise provided in Section 17 or as otherwise determined by the Committee at the time of grant, a Vested Option may be exercised at any time.

C.	Complete or Partial Exercise. Except as otherwise set forth in this instrument, an Option may be exercised either in whole at any time or in part from time to time.

D.	Exercise Procedure. Except as otherwise expressly provided in the Plan, an Option may be exercised, in whole or in part, in accordance with terms and conditions established by the Board or the Committee at the time of grant; provided, however, that no Option shall be exercisable after the expiration date (as provided in Section 12) applicable to that Option and no Option or any portion thereof will first become exercisable after the Participant’s termination of employment with the Company. The full exercise price of each share of Common Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of a cashless exercise arrangement approved by the Committee, payment may be made as soon as practicable after the exercise) and, as soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto. The exercise price shall be payable in cash or in shares of Common Stock (valued at Fair Market Value as of the day of exercise), or in any combination thereof, as determined by the Board or the Committee and, to the extent provided by the Committee, a Participant may elect to pay the exercise price upon the exercise of an Option through a cashless exercise arrangement.

E.	Discretionary Acceleration. The Committee may, in its discretion, accelerate the vesting or exercisability of any Option, in whole or in part.

F.	Effect of Change in Control. Unless otherwise provided by the Committee at the time of grant, and notwithstanding the provisions of paragraphs A and B of this Section 10, if a Change of Control of the Company takes place, every Option previously granted to any Participant that has not expired, been cancelled or otherwise become unexercisable, shall immediately vest, and become exercisable, in full. A “Change of Control of the Company” shall occur or be deemed to have occurred only if any of the following events takes place:

(i)	any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as the ownership of stock of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;

(ii)	individuals who, as of the effective date of the Plan set forth in Section 2 above, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the effective date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board; or

(iii)	the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (I) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person or group of persons acting in concert acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(iv)	the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

11. Transferability.

     No Option shall be assignable or transferable except by will and/or by the laws of descent and distribution and, during the life of any Participant, each Option granted to him or her may be exercised only by him or her.

12. Termination of Employment.

A.	Except as otherwise determined by the Committee at the time of grant, in the event a Participant leaves the employ of the Company and the Subsidiaries or ceases to serve as a consultant to the Company and/or as a Non-Employee Director of the Company for any reason other than his or her termination for “Cause” (as defined in paragraph B of this Section 12), each Option previously granted to him or her that has not already been exercised, expired or otherwise been cancelled, and that was vested and exercisable on the date of termination of employment or service, shall terminate thirty days after the date of such Participant’s termination of employment or service, or on the date of termination specified in the Option, whichever comes first. Any Option that was not both vested and exercisable on the date of termination shall expire on that date.

B.	If a Participant’s employment by the Company and the Subsidiaries or service as a consultant and/or as a Non-Employee Director of the Company is terminated for “Cause,” each Option previously granted to him or her that has not already been exercised, expired or otherwise been cancelled shall terminate at the same time the termination for Cause becomes effective. For purposes of the foregoing, the term “Cause” shall mean, unless otherwise defined in an employment agreement, or as otherwise provided for by the Committee at the time of grant: (i) the commission by a Participant of any act or omission that would constitute a crime under federal, state or equivalent foreign law, (ii) the commission by a Participant of any act of moral turpitude, (iii) fraud, dishonesty or other acts or omissions that result in a breach of any fiduciary or other material duty to the Company and/or the Subsidiaries or (iv) continued alcohol or other substance abuse that renders a Participant incapable of performing his or her material duties to the satisfaction of the Company and/or the Subsidiaries.

13. Adjustment of Number of Shares.

A.	If a dividend is declared upon Common Stock payable in shares of Common Stock, the number of shares of Common Stock—

(i)	then subject to any Option

(ii)	reserved for issuance in accordance with the provisions of the Plan but not yet covered by an Option

(iii)	referred to in paragraph B of Section 9

shall be increased by the number of shares, or fraction of a share, that would have been paid as a dividend to a person holding a single share of Common Stock on the date fixed for determining the stockholders entitled to receive such stock dividend (without giving effect to any cash payment made to actual stockholders in lieu of fractional dividend shares.)

B.	If the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, or partly into or for such shares or securities and partly into or for the right to receive a cash payment, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation, there shall be substituted for each share of Common Stock—

	(i)	then subject to any Option,

	(ii)	reserved for issuance in accordance with the provisions of the Plan but not yet covered by an Option,

	(iii)	referred to in paragraph B of Section 9,

the number and kind of shares of stock or other securities, and cash, into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged.

C.	If, as the result of any transaction of the nature referred to in paragraph B of this Section 13, holders of Common Stock receive cash as the full and only consideration for their shares thereof, there shall be substituted for each share of Common Stock subject to any Option the right to receive a cash payment, on the same date as, and equal in amount to, the payment to holders of Common Stock for their shares thereof, and the vesting and exercisability of each Option not currently vested and exercisable shall without any action on the part of the holder thereof be accelerated to the day before the consummation of such transaction, and each Option shall without any action on the part of the holder thereof be deemed to have been exercised in full on that day.

D.	If there is any change, other than as specified in paragraphs A, B and C of this Section 13, in the number or kind of outstanding shares of Common Stock, or of any stock or other securities into which Common Stock has been changed, or for which it has been exchanged, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares —

(i)	then subject to any Option

(ii)	reserved for issuance in accordance with the provisions of the Plan but not yet covered by an Option

(iii)	referred to in paragraph B Section 9

such adjustment shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each stock option agreement or certificate entered into in accordance with the provisions of the Plan.

E.	If any substitution or adjustment is made under this Section 13, the exercise price in each stock option agreement or certificate for each share covered by the relevant Option immediately before such substitution or adjustment shall be the exercise price for all shares of stock or other securities substituted for that share or to which that share is adjusted under this Section 13.

F.	No adjustment or substitution provided for in this Section 13 shall require the Company to sell a fractional share under any stock option agreement or certificate. Any fractional share resulting from an adjustment or substitution provided for in this Section 13 shall be rounded up to the nearest whole share.

G.	If the Company is dissolved or liquidated, each Option, to the extent not exercised before such event, shall terminate immediately when dissolution or liquidation becomes effective.

H.	Replacement Options. Each holder of an Option related to the common stock of Datek (“Datek Common Stock”) which was granted pursuant to the Plan prior to the Restatement Date and which was outstanding as of the Restatement Date after giving effect to the transactions contemplated by the Merger Agreement, including the reclassification of Datek stock (the “Existing Datek Options”), will, as of the Restatement Date, be automatically granted a “Replacement Option” under the Plan and the Existing Datek Options shall be cancelled in exchange for the Replacement Options. The number of shares of Common Stock subject to a Replacement Option shall be equal to (i) the number of shares of Datek Common Stock subject to the corresponding Existing Datek Option multiplied by the Exchange Ratio (as defined in the Merger Agreement), rounded down to the nearest whole number. The exercise price per share of Common Stock subject to a Replacement Option shall be equal to the per-share exercise price under the corresponding Existing Datek Option divided by the Exchange Ratio, rounded up to the nearest whole cent. Other than the number of shares of Common Stock and the exercise price subject thereto, the Replacement Options granted pursuant to this Section 13 shall be subject to the same terms and conditions as the corresponding Existing Datek Options.

14. Purchase for Investment, Withholding and Waivers.

A.	Unless the shares to be issued upon the exercise of an Option by a Participant shall be registered prior to the issuance thereof under the Securities Act of 1933, before issuance, such Participant will, as a condition of the Company’s obligation to issue such shares, be required to give a representation in writing that he or she is acquiring such shares for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of those shares.

B.	In the event of the death of a Participant, a condition of exercising any Option shall be the delivery to the Company of such tax waivers and other documents as the Committee shall determine.

C.	Any Participant exercising a non-qualified stock option shall first enter into whatever arrangements regarding withholding by the Company of applicable income taxes is required by the Committee.

15. No Stockholder Status.

     Neither any Participant nor his or her legal representatives, legatees or distributees shall be or be deemed to be the holder of any share of Common Stock covered by an Option unless and until a certificate for such share has been issued. Upon payment of the purchase price thereof, a share issued upon exercise of an Option shall be fully paid and non-assessable.

16. No Restrictions on Corporate Acts.

     Neither the existence of the Plan nor any Option shall in any way affect the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

17. Options Granted in Connection With Acquisitions.

     If the Company or a Subsidiary acquires another corporation which becomes a Subsidiary or division of the Company or a Subsidiary (“Acquired Subsidiary”), Options may be granted under this Plan to employees and other personnel of an Acquired Subsidiary in exchange for then outstanding options to purchase securities of the Acquired Subsidiary. Such Options may be granted at such option prices, may be exercisable immediately or at any time or times either in whole or in part, and may contain such other provisions not inconsistent with the Plan, or the requirements set forth in Section 19 that certain amendments to the Plan be approved by the stockholders of the Company, as the Committee, in its discretion, shall deem appropriate at the time of the granting of such Options.

18. No Employment or Service Right.

     Neither the existence of the Plan nor the grant of any Option shall require the Company or any Subsidiary to continue any Participant in the employ or service of the Company or such Subsidiary or require the Company to continue any Participant as a director of the Company.

19. Termination and Amendment of the Plan.

     The Board may, at any time, amend or terminate the Plan, provided that, subject to Section 13 (relating to certain adjustments), no amendment or termination may, without the consent of the affected Participant, materially adversely affect the rights of any Participant or beneficiary under any Award made under the Plan prior to the date such amendment is adopted by the Board.

20. Expiration and Termination of the Plan.

     The Plan shall terminate on March 24, 2008 or at such earlier time as the Board may determine. Options may be granted under the Plan at any time and from time to time prior to its termination. Any Option outstanding under the Plan at the time of the termination of the Plan shall remain in effect until exercised or expiration in accordance with its terms.